Exhibit 99.(n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Pre-Effective Amendment No. 2 to Registration Statement of BlackRock Global Equity Income Trust on Form N-2 (Securities Act Registration No. 333-140038 and Investment Company Registration No. 811-22006) of our report dated March 19, 2007, relating to the financial statements of BlackRock Global Equity Income Trust as of February 22, 2007 and for the period from January 10, 2007 (date of inception) to February 22, 2007 appearing in the Statement of Additional Information, which is a part of this Registration Statement.

We also consent to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Boston, Massachusetts

March 26, 2007